As filed with the Securities and Exchange Commission on July 28, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SeaChange International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	04-3197974
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

177 Huntington Avenue, Suite 1703, PMB 73480

Boston, MA 02115

(978) 897-0100

(Address of Principal Executive Offices) (Zip Code)

2021 Compensation and Incentive Plan

(Full title of the plan)

Michael D. Prinn

Chief Financial Officer, Senior Vice President and Treasurer

SeaChange International, Inc.

177 Huntington Avenue, Suite 1703, PMB 73480

Boston, MA 02115

(978) 897-0100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Teri E. O’Brien Paul Hastings LLP 4747 Executive Drive, 12th Floor San Diego, California 92121 (858) 458-3000	Elaine Martel, Esq. General Counsel and Secretary SeaChange International, Inc. 177 Huntington Avenue, Suite 1703, PMB 73480 Boston, MA 02115 (978) 897-0100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
2021 Compensation and Incentive Plan (Common Stock, $0.01 par value)	4,896,878(2)	$1.08(3)	$5,288,628.24(3)	$576.99(3)
Total	4,896,878		$5,288,628.24	$576.99

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional shares of the common stock, $0.01 par value per share (“Common Stock”), of SeaChange International, Inc. (the “Company”) that may be issued to adjust the number of shares of Common Stock issued pursuant to the plan described herein in the event of a stock dividend, stock split, reverse stock split, extraordinary dividend, extraordinary distribution, recapitalization, reorganization, merger, combination, consolidation, split-up, spin-off, combination, exchange of shares, rights offering, separation, reorganization, liquidation or similar event.

(2)

Represents shares of Common Stock authorized for issuance pursuant to the 2021 Compensation and Incentive Plan (the “2021 Plan”), including 2,396,878 shares of Common Stock that may become available for issuance under the 2021 Plan due to the expiration, termination, surrender or forfeiture of awards under the Company’s Second Amended and Restated 2011 Compensation and Incentive Plan (the “2011 Plan”). To the extent that any awards that were outstanding under the 2011 Plan upon adoption of the 2021 Plan are terminated, forfeited or cancelled without issuance of shares, the shares of Common Stock subject to such awards will be available for future issuance under the 2021 Plan.

(3)

Computed in accordance with Rules 457(c) and 457(h) under the Securities Act, solely for the purposes of calculating the registration fee and based on the average of the high and low prices of the Common Stock as reported on the NASDAQ Global Select Market on July 26, 2021, which date is within five business days prior to the filing of this Registration Statement on Form S-8 (the “Registration Statement”).

The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act. The document(s) containing the information specified in Part I will be sent or given to participants in the 2021 Plan as specified by Rule 428(b)(1) of the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These document(s) and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

In this Registration Statement, SeaChange International, Inc. is sometimes referred to as “registrant,” “we,” “us” or “our.”

The following documents filed by the registrant with the Commission are hereby incorporated by reference in this Registration Statement:

(a)	the registrant’s annual report on Form 10-K for the year ended January 31, 2021, filed with the Commission on April 15, 2021;

(b)	the registrant’s quarterly report on Form 10-Q for the quarter ended April 30, 2021, filed with the Commission on June 11, 2021;

(c)	the registrant’s current reports on Form 8-K filed with the Commission on February 11, 2021, March 17, 2021, March 25, 2021, March 29, 2021, April 1, 2021, May 18, 2021 and July 8, 2021;

(d)

the portions of the registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on May 28, 2021, that are incorporated by reference into Part III of the registrant’s annual report on Form 10-K for the year ended January 31, 2021; and

(d)

the description of the Common Stock contained in the registration statement on Form 8-A filed with the Commission on September 18, 1996 and any amendment or report filed with the Commission for the purpose of updating such description.

All reports and other documents filed by the registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, other than current reports furnished under Item 2.02 and Item 7.01 of Form 8-K and any exhibits furnished on such form that relate to such items, after the date of this Registration Statement, and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware, Section 102 of the Delaware General Corporation Law (“DGCL”), permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

As permitted by the DGCL, our Amended and Restated Certificate of Incorporation provides for indemnification of our directors and officers. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful.

We have entered into agreements with our directors and certain of our officers that require us to indemnify them against expenses, judgments, fines, settlements and other amounts that any such person becomes legally obligated to pay (including with respect to a derivative action) in connection with any proceeding, whether actual or threatened, to which such person may be made a party by reason of the fact that such person is or was a director or officer of the Company or any of our affiliates, provided such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, our best interests. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

We maintain a directors’ and officers’ liability insurance policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses us for those losses for which we have lawfully indemnified the directors and officers. The policy contains various exclusions.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description of Exhibits	Incorporation by Reference

4.1	Amended and Restated Certificate of Incorporation of the Company	Exhibit 3.1 to the Quarterly Report on Form 10-Q filed on June 11, 2021

Exhibit No.	Description of Exhibits	Incorporation by Reference

4.2	Amended and Restated Bylaws of the Company	Exhibit 3.1 to the Current Report on Form 8-K filed on May 18, 2021

5.1	Opinion of Paul Hastings LLP	Filed herewith.

23.1	Consent of Marcum LLP	Filed herewith.

23.2	Consent of Paul Hastings LLP	Included in Exhibit 5.1.

24.1	Power of Attorney	Included on the signature page hereof.

99.1	SeaChange International, Inc. 2021 Compensation and Incentive Plan and forms of Non-Employee Director Deferred Stock Unit Agreement, Non-Employee Director Restricted Stock Unit Agreement, Employee Restricted Stock Unit Agreement, Incentive Stock Option Agreement and Non-Qualified Stock Option Agreement thereunder	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, State of Massachusetts on July 28, 2021.

SEACHANGE INTERNATIONAL, INC.

/s/ Michael D. Prinn
Name: Michael D. Prinn
Title: Chief Financial Officer, Senior Vice President and Treasurer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michael D. Prinn and Elaine Martel, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert M. Pons	Executive Chair, Principal Executive Officer and Chairman of the Board	July 28, 2021
Robert M. Pons	(Principal Executive Officer)

/s/ Michael D. Prinn	Chief Financial Officer	July 28, 2021
Michael D. Prinn	(Principal Financial Officer and Principal Accounting Officer)

/s/ David J. Nicol	Director	July 28, 2021
David J. Nicol

/s/ Julian D. Singer	Director	July 28, 2021
Julian D. Singer

/s/ Matthew Stecker	Director	July 28, 2021
Matthew Stecker

[Signature Page to S-8 Registration Statement]